Exhibit 99.1
Commercial Metals Company Sets Record Date for Annual Meeting of Stockholders
     Irving, TX — August 14, 2009 — Murray R. McClean, Chairman, President and CEO of Commercial Metals Company (NYSE: CMC), announced today that the Board of Directors of Commercial Metals Company has set Monday, November 30, 2009, as record date for stockholders entitled to vote at the Company’s Annual Meeting of Stockholders to be held January 28, 2010.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354